SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 2, 2002

CHOICEPOINT INC.
(Exact Name of Registrant as Specified in Charter)

Georgia (State of Incorporation)	001-13069 (Commission File Number)	58-2309650 (IRS Employer Identification Number)

1000 Alderman Drive Alpharetta, Georgia (Address of Principal Executive Offices)	30005 (Zip Code)

Registrant’s telephone number, including area code: 770-752-6000

Item 5. Other Events.

     On December 2, 2002, ChoicePoint Inc. (“ChoicePoint”) (NYSE: CPS) acquired Vital Chek Network, Inc. and Vital Chek Network of Canada, Inc. (“VitalChek”), a private company based in Nashville, Tennessee, by acquiring all of VitalChek’s outstanding stock. The terms of the agreement include an initial cash payment of $120 million as well as additional earnouts over the next three years if VitalChek exceeds certain financial targets. VitalChek provides technology to help state and local governments manage vital records as well as provides a network for processing vital record requests by telephone, facsimile or through its Web site, for all 50 states and British Columbia.

     The acquisition of VitalChek was made pursuant to a Stock Purchase Agreement, dated December 2, 2002, effective as of November 30, 2002, by and among ChoicePoint Inc., ChoicePoint Services Inc., Vital Chek Network, Inc., Vital Chek Network of Canada, Inc. and the stockholders listed therein, which is attached as an exhibit to this Form 8-K Current Report.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(b) Pro forma financial information

     The purchase price of this transaction would not result in a requirement to present pro forma information. ChoicePoint has elected to voluntarily provide the following capsule pro forma information on a basis consistent with the presentation that will be reflected in the ChoicePoint’s Form 10-K for the year ending December 31, 2002.

     The following unaudited combined consolidated financial information has been derived from the historical financial statements of ChoicePoint (“CPS”) and Vital Chek Network, Inc. (“VCN”). The financial information of ChoicePoint and VCN for the year ended December 31, 2001 are derived from their audited historical financial statements. The financial information for the nine months ended September 30, 2001 and 2002 are derived from their unaudited historical financial statements. The financial statements of Vital Chek Network of Canada, Inc. are not material and are excluded from this pro forma information.

     The unaudited pro forma combined consolidated financial information gives effect to the acquisition of VCN and is based upon the assumptions and adjustments described in the notes below. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to assets acquired and the liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma combined consolidated financial information are preliminary and have been made solely for purposes of developing such information. Upon determination of the final fair values of certain VCN assets and liabilities, the actual results of operations may differ from the pro forma amounts reflected herein.

     The unaudited pro forma combined consolidated results are not necessarily indicative of the operating results that would have occurred had the transaction been consummated on the date, or at the beginning of the period, for which such transaction has been given effect. In addition, the unaudited pro forma combined consolidated results are not necessarily indicative of the combined consolidated results of future operations.

Unaudited Pro Forma Combined Consolidated Financial Information
(In thousands, except per share amounts)

	December 31, 2001

	CPS	VCN	Adjustments	Combined

Revenue	$693,995	$17,368	—	$711,363
Income before cumulative change in accounting	50,334	825	(6,797)	44,362
Net income	50,334	825	(6,797)	44,362
EPS, diluted	0.58			0.51
Income before cumulative change in accounting, unusual items and goodwill amortization	96,380	825	(4,899)	92,306
EPS before cumulative change in accounting, unusual items and goodwill amortization, diluted	1.11			1.06

	September 30, 2001				September 30, 2002

	CPS	VCN	Adjustments	Combined	CPS	VCN	Adjustments	Combined

Revenue	$519,243	$13,549	—	$532,792	$586,244	$17,303	—	$603,547
Income before cumulative change in accounting	27,146	763	(5,319)	22,590	82,789	2,154	(3,472)	81,471
Net income	27,146	763	(5,319)	22,590	58,373	2,154	(3,472)	57,055
EPS, diluted	0.31			0.26	0.65			0.64
Income before cumulative change in accounting, unusual items and goodwill amortization	69,879	763	(3,897)	66,745	87,338	2,154	(3,472)	86,020
EPS before cumulative change in accounting, unusual items and goodwill amortization, diluted	0.81			0.77	0.98			0.96

Notes:

VCN historical income before cumulative change in accounting and net income reflect what the amounts would have been assuming ChoicePoint’s effective tax rates.

Pro forma adjustments include the following:

1)	Assumes goodwill of $100 million. 2001 Income before cumulative change in accounting, Net income and EPS, diluted, includes goodwill amortization expense of $833,000 per quarter

2)	Assumes acquisition intangibles including customer relationships of $15 million, which are amortized over five years ($750,000 of amortization expense per quarter).

3)	Assumes financing of the $120 million purchase price at the beginning of the respective periods. Interest expense is based on ChoicePoint’s average borrowing rate for the respective periods.

4)	Reflects the decrease in salaries and related payroll taxes due to new contractual compensation agreements with certain VCN employees

(c) Exhibits.

99.1	Stock Purchase Agreement, dated December 2, 2002, by and among ChoicePoint Inc., ChoicePoint Services Inc., Vital Chek Network, Inc., Vital Chek Network of Canada, Inc. and the stockholders listed therein.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHOICEPOINT INC. (Registrant)

By:	/s/ J. Michael de Janes

Name: J. Michael de Janes Title: General Counsel and Secretary

Date: December 13, 2002.

Exhibit Index

Exhibit
Number	Exhibit

99.1	Stock Purchase Agreement, dated December 2, 2002, by and among ChoicePoint Inc., ChoicePoint Services Inc., Vital Chek Network, Inc., Vital Chek Network of Canada, Inc. and the stockholders listed therein.